Exhibit 10.2

February 11, 2009

Ramon Villareal

Dear Ray:

This letter confirms the agreement (this “Agreement”) between you and SumTotal Systems, Inc., (the “Company”) concerning the terms of your separation and offers you the separation compensation described below in exchange for a release of claims and certain obligations.

1. Separation. Your last day of employment with the Company shall be January 6, 2009 the Separation Date. Because this is after December 31, 2008, you are not entitled to severance under the terms of your offer letter or any other agreement with the Company.

2. Accrued Salary and Paid Time Off. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

3. Management and Executive Bonus Plan. You will be eligible to receive any earned payout from the fourth quarter of the 2008 Executive and Management Bonus Plan (“Bonus Plan”) regardless of whether the payout for the fourth quarter of the Bonus Plan is paid out after the Separation Date.

4. Separation Pay. The Company will provide a separation payment to you in the amount of $157,500, which is equivalent to six (6) months base salary (the “Separation Payment”). In addition, the Company will provide you with a Separation Adjustment equal to $45,000. The Separation Payment and the Separation Adjustment shall be made in one lump sum, on the next payroll date after you sign this Agreement and your release has become effective. The Separation Payment and the Separation Adjustment will be subject to standard payroll deductions and withholdings, the satisfaction of any outstanding debts to the Company, and your timely return of all Company Property.

5. Health Insurance. Your group insurance coverage will terminate on January 31, 2009. As of February 1, 2009, to the extent provided by the federal COBRA law, state insurance laws and the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits and, provided you make a timely election of COBRA, the Company will reimburse you for COBRA premiums for the six month period following the Separation Date; provided, however, that if you accept other employment that provides you with comparable benefits or somehow otherwise become eligible for coverage with comparable benefits, the Company’s obligation to continue reimbursing you for your COBRA benefits shall cease. You agree to notify the Company in writing upon your acceptance of other full-time employment. You may continue your coverage after that time at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance.

6. Stock Options. The 125,000 stock options (grant numbers: 00005306 and 5307) which were granted on November 5, 2007 and the 25,000 stock options (grant numbers 00005418 and 00005419) granted to you on June 6, 2008 will continue to vest through your Separation Date. The maximum period of time during which the Stock Options shall remain exercisable, and all other terms and conditions of the Stock Options, shall be as specified in the relevant Stock Option agreements and relevant stock plans under which the Stock Options were granted. The term “Stock Options” shall not include any rights you may have under the Company’s employee stock purchase plan.

7. Restricted Stock Award. All of your restricted stock awards (grant number 00005308) that are outstanding as of the date of the Separation Date (“Restricted Stock”) shall become fully vested and free from any contractual rights of the Company to repurchase or otherwise reacquire the Restricted Stock as a result of your termination of employment. All shares of Restricted Stock which have not yet been delivered to you or your designee (whether because subject to joint escrow instructions or otherwise) shall be promptly delivered to you or your designee upon the occurrence of a Separation Date.

8. Restricted Stock Units. Upon the Effective Date of this Agreement, you will vest as to fifty percent (50%) of your restricted stock units. Such vested restricted stock units shall then be settled through the issuance of shares of Company common stock to you as soon as reasonably practicable thereafter, but in no event later than March 15, 2009. The remaining fifty percent (50%) of your RSU Grant (grant number 00005308) will be immediately forfeited and you shall no longer have any rights or benefits with respect to those forfeited restricted stock units after the Separation Date.

9. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, separation pay or benefits after the Separation Date.

10. Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

11. Return of Company Property. Within three (3) days of your Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). The only exception will be that you may retain your laptop computer after you leave the Company.

12. Proprietary Information Obligations. Both during and after your employment you will refrain from any unauthorized use or disclosure of the Company’s proprietary or confidential information or materials and you acknowledge your continuing obligations under your Employee Invention, Confidentiality, Unfair Competition, and Nonsolicitation Agreement not to use or disclose any confidential or proprietary information of the Company without prior written authorization from a duly authorized representative of the Company. A copy of your Employee Invention, Confidentiality, Unfair Competition, and Nonsolicitation Agreement is attached hereto as Exhibit A.

13. Confidentiality. The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

14. Nondisparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. Nothing herein prevents you and the Company from responding accurately and fully to any question, inquiry or request for information when required by legal process, provided, however, that you shall notify the Company within three business days of any request or demand from you to provide any such information.

15. Release. In exchange for the Separation Payment and other consideration under this Agreement to which you would not otherwise be entitled, you hereby release, acquit and forever discharge the Company, its parent, affiliates and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, separation pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, including without limitation claims for attorneys’ fees; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing. This Agreement does not waive rights or claims that may arise after the date the Agreement is executed by Employee, including but not limited to rights or claims regarding the enforcement of the terms of this Agreement, and it does not waive rights or claims that may not, as a matter of law, be waived, such as claims made under California Labor Code section 2802. In addition, while Employee understands that this Agreement does not affect his right to file a charge with or participate as a witness in an investigation or proceeding conducted by the EEOC or any similar state agency, by accepting the terms provided herein and the consideration provided to him as a result, he gives up his right to receive any relief whatsoever, including but not limited to financial benefit or monetary recovery, from any lawsuit or settlement related to such rights and claims as he now gives up, whether the lawsuit is filed or the settlement reached by the EEOC, another agency, or anyone else.

16. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended. You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) you have carefully read and fully understand the provisions of this Agreement; (b) you are, through this Agreement, releasing the Company from any and all claims you may have against it, its parent, subsidiaries, predecessors, successors, affiliates and related entities; (c) you have knowingly and voluntarily agreed to all of the terms set forth in the agreement; (d) you knowingly and voluntarily intend to be legally bound by the Agreement; (e) your waiver and release do not apply to any rights or claims that may arise after the Effective Date of this Agreement; (f) you have been advised hereby are advised that you have the right to consult with an attorney prior to executing this Agreement; (g) you have forty-five (45) days to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (h) you have seven (7) days following the execution of this Agreement to revoke the Agreement; and (i) this Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by you, provided that the Company has also executed this Agreement by that date (“Effective Date”).

17. Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. You acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any claims you may have against the Company.

18. Miscellaneous. This Agreement, including Exhibit A and Exhibit B, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such agreements, promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified by the court so as to be rendered enforceable. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original to me by no later than forty-five calendar days after receipt of this letter. If you do not return the signed Agreement to me by April 1, 2009, this offer will be automatically withdrawn.

Sincerely,

SUMTOTAL SYSTEMS, INC.

By:	/s/ Pamela E. Drew
Pamela E. Drew
Vice President, Global Human Resources & Talent Management

Exhibit A - Employee Invention, Confidentiality, Unfair Competition, and Nonsolicitation Agreement

Exhibit B – Decisional Unit Information

I HAVE CAREFULLY REVIEWED AND CONSIDERED THE TERMS OF THIS AGREEMENT; I FULLY UNDERSTAND ALL OF ITS TERMS AND VOLUNTARILY AGREE TO EACH OF THEM; AND AM LEGALLY BOUND BY THIS AGREEMENT.

Dated: 2/15/09	Ramon Villareal Employee’s Name (Printed)

/s/ Ramon Villareal
Signature